Exhibit 10.1
SECOND AMENDMENT
THIS SECOND AMENDMENT (this “Amendment”) dated as of March 17, 2024 to the Credit Agreement referenced below is by and among NCINO OPCO INC., a Delaware corporation (the “Borrower”), NCINO, INC., a Delaware corporation (“Holdings”), the other Guarantors identified on the signature pages hereto and Bank of America, N.A. as Lender (the “Lender”).
W I T N E S S E T H
WHEREAS, a revolving facility has been extended to the Borrower pursuant to the Credit Agreement (as amended, increased, extended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and as amended by this Amendment, the “Amended Credit Agreement”) dated as of February 11, 2022 by and among the Borrower, Holdings, the Guarantors identified therein and the Lender; and
WHEREAS, the Borrower has requested certain modifications to the Credit Agreement and the Lender has agreed to such requested modifications on the terms and conditions set forth herein.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Amended Credit Agreement.
2.Amendments. Effective as of the date hereof:
(a)The Credit Agreement is amended to read in the form attached hereto as Annex A.
(b)Exhibits A, C and D to the Credit Agreement are amended to read in the form attached hereto as Annex B.
3.Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction (or waiver) of each of the following conditions precedent:
(a)Amendment. Receipt by the Lender of counterparts of this Amendment, executed by a Responsible Officer of each Loan Party.
(b)Officer’s Certificate. The Lender shall have received an Officer’s Certificate dated the Second Amendment Effective Date, (A) certifying there have been no modifications to the Organization Documents since the Closing Date or attaching revised Organization Documents, (B) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving the amendments contemplated hereby and (C) attaching certificates of the good standing, existence or its equivalent of each Loan Party.
(c)Collateral Searches. Receipt by the Lender of (i)(A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches and (ii) searches of ownership of Intellectual Property owned by each of the Loan Parties in the appropriate U.S. governmental offices.

(d)Legal Opinions of Counsel. The Lender shall have received an opinion of each of (i) Sidley Austin LLP, as New York counsel to the Loan Parties and (ii) Parr Brown Gee & Loveless LLP, as Utah counsel to the Loan Parties, dated the Second Amendment Effective Date and addressed to the Lender, in form and substance reasonably acceptable to the Lender.
(e)Fees. Receipt by the Lender of any fees required in connection with this Amendment to be paid on or before the date hereof.
(f)Expenses. The Borrower shall have paid all accrued reasonable and documented out-of-pocket expenses of the Lender (including fees and expenses of counsel to the Lender) required to be paid on the date hereof to the extent invoiced at least one (1) Business Day prior to the date hereof.
4.Amendment is a “Loan Document”; No Novation. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment. This Amendment shall not constitute a novation of the Credit Agreement or any of the Loan Documents.
5.Reaffirmation of Representations and Warranties; No Default. Each Loan Party represents and warrants to the Lender that (a) the representations and warranties set forth in the Loan Documents, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and (b) as of the date hereof, no Default has occurred and is continuing, or would result from the consummation of the transactions contemplated by this Amendment.
6.Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment does not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.
7.Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not in any manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.
8.No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.
9.Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.
10.Governing Law; Jurisdiction; and Waiver of Jury Trial. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York. This Amendment shall be subject to the provisions regarding Jurisdiction and Waiver of Jury Trial set forth in Sections 10.13 and 10.14 of the Credit Agreement and such provisions are incorporated herein by this reference, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

BORROWER:	NCINO OPCO, INC., a Delaware corporation

By: /s/ Gregory D. Orenstein
Name: Gregory Orenstein
Title: Chief Financial Officer

HOLDINGS:	NCINO, INC., a Delaware corporation

By: /s/ Gregory D. Orenstein
Name: Gregory Orenstein
Title: Chief Financial Officer

GUARANTORS:	NCINO PORTFOLIO ANALYTICS, LLC, a Delaware limited liability company

By: /s/ Gregory D. Orenstein
Name: Gregory Orenstein
Title: Chief Financial Officer

SIMPLENEXUS, LLC, a Utah limited liability company

By: /s/ Gregory D. Orenstein
Name: Gregory Orenstein
Title: Chief Financial Officer

SNX INSURANCE LLC, a Utah limited liability company

By: /s/ Gregory D. Orenstein
Name: Gregory Orenstein
Title: Chief Financial Officer

L. BREWER AND ASSOCIATES, LLC, a Georgia limited liability company

By: /s/ Gregory D. Orenstein
Name: Gregory Orenstein
Title: Chief Financial Officer

Second Amendment nCino Opco, Inc.

LENDER:	BANK OF AMERICA, N.A.,

By: /s/ Thomas M. Paulk
Name: Thomas M. Paulk
Title: Senior Vice President

Second Amendment nCino Opco, Inc.

Annex A
Amended Credit Agreement

ANNEX A
to
SECOND AMENDMENT
to
CREDIT AGREEMENT

Dated as of February 11, 2022

among

NCINO OPCO, INC.,
as the Borrower,

NCINO, INC. AND CERTAIN OF ITS SUBSIDIARIES PARTY HERETO,
as the Guarantors,

and

BANK OF AMERICA, N.A.,
as the Lender

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	25
1.03	Accounting Terms.	26
1.04	Rounding.	27
1.05	Times of Day.	27
1.06	Letter of Credit Amounts.	27
1.07	UCC Terms.	27
1.08	Rates	27
ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS		27
2.01	Loans.	27
2.02	Borrowings, Conversions and Continuations of Loans.	28
2.03	Letters of Credit.	29
2.04	[Reserved.]	34
2.05	Prepayments.	34
2.06	Termination or Reduction of Commitments.	35
2.07	Repayment of Loans.	35
2.08	Interest and Default Rate.	35
2.09	Fees.	36
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	36
2.11	Payments Generally.	37
2.12	Cash Collateral.	37
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		38
3.01	Taxes.	38
3.02	Illegality.	38
3.03	Inability to Determine Rates.	39
3.04	Increased Costs.	41
3.05	Compensation for Losses.	41
3.06	Survival.	42
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		42
4.01	Conditions of Initial Credit Extension.	42
4.02	Conditions to all Credit Extensions.	43
ARTICLE V REPRESENTATIONS AND WARRANTIES		44
5.01	Existence, Qualification and Power.	44
5.02	Authorization; No Contravention.	44
5.03	Governmental Authorization; Other Consents.	44
5.04	Binding Effect.	44
5.05	Financial Statements; No Material Adverse Effect.	45
5.06	Litigation.	45
5.07	No Default.	45
5.08	Ownership of Property.	45
5.09	Environmental Compliance.	45
5.10	Insurance.	46
5.11	Taxes.	46
5.12	ERISA Compliance.	46
5.13	Margin Regulations; Investment Company Act.	46
i

5.14	Disclosure.	47
5.15	Compliance with Laws.	47
5.16	Solvency.	47
5.17	Sanctions Concerns and Anti-Corruption Laws.	47
5.18	Subsidiaries; Loan Parties.	48
5.19	Collateral Representations.	48
5.20	Intellectual Property; Licenses, Etc.	48
ARTICLE VI AFFIRMATIVE COVENANTS		48
6.01	Financial Statements.	49
6.02	Certificates; Other Information.	49
6.03	Notices.	50
6.04	Payment of Taxes.	51
6.05	Preservation of Existence, Etc.	51
6.06	Maintenance of Properties.	51
6.07	Maintenance of Insurance.	51
6.08	Compliance with Laws.	52
6.09	Books and Records.	52
6.10	Inspection Rights.	52
6.11	Use of Proceeds.	52
6.12	Covenant to Guarantee Obligations.	52
6.13	Covenant to Give Security.	53
6.14	Anti-Corruption Laws; Sanctions.	53
6.15	Cash Maintenance.	53
6.16	Further Assurances.	53
6.17	Post-Closing Obligations.	53
ARTICLE VII NEGATIVE COVENANTS		54
7.01	Liens.	54
7.02	Indebtedness.	56
7.03	Investments.	58
7.04	Fundamental Changes.	60
7.05	Dispositions.	60
7.06	Restricted Payments.	61
7.07	Change in Nature of Business.	61
7.08	Transactions with Affiliates.	61
7.09	Burdensome Agreements.	62
7.10	Use of Proceeds.	62
7.11	Financial Covenants.	63
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity.	63
7.13	Sale and Leaseback Transactions.	63
7.14	Sanctions.	63
7.15	Anti-Corruption Laws.	63
7.16	Restrictions on Holdings.	63
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		64
8.01	Events of Default.	64
8.02	Remedies upon Event of Default.	66
8.03	Application of Funds.	66
ARTICLE IX CONTINUING GUARANTY		66

9.01	Guaranty.	66
9.02	Rights of Lender.	67
9.03	Certain Waivers.	67
9.04	Obligations Independent.	67
9.05	Subrogation.	68
9.06	Termination; Reinstatement.	68
9.07	Stay of Acceleration.	68
9.08	Condition of Borrower.	68
9.09	Appointment of Borrower.	68
9.10	Right of Contribution.	69
9.11	Keepwell.	69
ARTICLE X MISCELLANEOUS		69
10.01	Amendments, Etc.	69
10.02	Notices; Effectiveness; Electronic Communications.	69
10.03	No Waiver; Cumulative Remedies; Enforcement.	70
10.04	Expenses; Indemnity; Damage Waiver.	70
10.05	Payments Set Aside.	72
10.06	Successors and Assigns.	72
10.07	Treatment of Certain Information; Confidentiality.	72
10.08	Right of Setoff.	73
10.09	Interest Rate Limitation.	73
10.10	Integration; Effectiveness.	73
10.11	Survival of Representations and Warranties.	74
10.12	Severability.	74
10.13	Governing Law; Jurisdiction; Etc.	74
10.14	Waiver of Jury Trial.	75
10.15	Subordination.	75
10.16	No Advisory or Fiduciary Responsibility.	76
10.17	Electronic Execution; Electronic Records; Counterparts.	76
10.18	USA PATRIOT Act Notice.	77
10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	77
10.20	Acknowledgement Regarding Any Supported QFCs.	77

SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 5.18	Loan Parties; Subsidiaries
Schedule 5.19	Intellectual Property
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Loan Notice
Exhibit D	Form of Notice of Loan Prepayment
Exhibit E	Form of Solvency Certificate

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of February 11, 2022, among NCINO OPCO, INC., a Delaware corporation (the “Borrower”), NCINO, INC., a Delaware corporation (“Holdings”) and the other Guarantors (defined herein) and BANK OF AMERICA, N.A., as the Lender.

PRELIMINARY STATEMENTS:
WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lender make loans and other financial accommodations to the Loan Parties in an aggregate amount, after the Second Amendment Effective Date (as defined herein), of up to $100,000,000.
WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type of security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Senior Secured Leverage Ratio), it being understood that the Applicable Rate for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Revolving Loans that are Term SOFR Loans shall be the percentage set forth under the column “Term SOFR & Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Term SOFR & Letter of Credit Fee” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Consolidated Senior Secured Leverage Ratio	Term SOFR & Letter of Credit Fee	Base Rate	Commitment Fee
1	< 1.50:1.00	1.9375%	0.9375%	0.25%
2	> 1.50:1.00	2.3125%	1.3125%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, Pricing Level 2 shall apply unless otherwise agreed to by the Lender, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (b) the initial Applicable Rate shall be set at Pricing Level 1 until the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the first fiscal quarter to occur following the Second Amendment Effective Date to the Lender. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) all Synthetic Debt of such Person and (d) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment.
“Audited Financial Statements” means the audited Consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended January 31, 2021, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(ii).
“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(ii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.06, and (c) the date of termination of the Commitment of the Lender to make Loans and L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus one percent (1.00%), subject to the interest rate floors set forth therein; provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.
“Borrower’s Headquarters” has the meaning set forth in Section 7.03(g).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.

“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or financing lease.
“Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as Collateral for L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender.
“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means any of the following, to the extent owned by Holdings or any of its Subsidiaries:
(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty (360) days from the date of acquisition thereof; provided, that, the full faith and credit of the United States is pledged in support thereof;
(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System,
(ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, and
(iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(c)commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime–1” (or the then equivalent grade) by Moody’s or at least “A–1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(d)marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P;
(e)repurchase obligations with a term of not more than thirty (30) days for underlying Investments of the types described in clauses (a) and (b) above and entered into with any financial institution meeting the qualifications specified in clause (b) above;
(f)investments, classified in accordance with GAAP as current assets of Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (e) of this definition; and
(g)any and all short-term investments acceptable to the Lender.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code in which the Borrower or any Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code.
“Change in Law” means the occurrence, after the Closing Date, of any of the following, (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding Insight Partners and its Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)Holdings shall cease to own and control, of record and beneficially, directly or indirectly, one- hundred percent (100.0%) of the Equity Interests of the Borrower.
“Closing Date” means the date hereof.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender for the benefit of the Secured Parties. For the sake of clarity, “Collateral” does not include any Excluded Property.
“Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.
“Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.03. The Commitment on the Second Amendment Effective Date shall be $100,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Lender, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated” means, when used with reference to financial statements or financial statement items of Holdings and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated Deferred Revenue” means all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for the most recently completed Measurement Period; plus (b) the sum of the following, without duplication, to the extent deducted in calculating such Consolidated Net Income (other than with respect to clauses (vi) and (vii) below) for such period: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense (including amortization of capitalized costs to obtain new revenue contracts), (iv) non-cash charges and losses (including non-cash charges for stock compensation expenses but excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods, or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), (v) non-recurring or one-time cash charges; provided, that the aggregate amount added back pursuant to this clause (v) for any period shall not exceed 25% of Consolidated EBITDA (as calculated prior to giving effect to such addback), and (vi) any increase (if any) in Consolidated Deferred Revenue from the first day of such period to the last day of such period; minus (c) the sum of the following, without duplication, to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income (other than with respect to clauses (iv) and (v)) for such period: (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods, or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods), (ii) interest income, (iii) non-recurring cash gains, (iv) any decrease (if any) in Consolidated Deferred Revenue from the first day of such period to the last day of such period and (v) all capitalized costs to obtain new revenue contracts from the first day of such period to the last day of such period.
“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a Consolidated basis, the sum of: (a) the outstanding principal amount of all obligations for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (including purchase money Indebtedness but excluding (i) trade accounts payable and accrued expenses payable in the ordinary course of business (including on an intercompany basis), (ii) purchase price holdbacks in respect of the portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or to satisfy any liabilities, (iii) any earn-out obligation to the extent such obligation remains due and unpaid for three (3) or more Business Days, (iv) any such obligations under ERISA, (v) prepaid and deferred revenue arising in the ordinary course of business, (vi) purchase price and working capital adjustments (other than earn-outs or similar deferred consideration described above in clause (iii)), (vii) customer deposits and prepaid items and (viii) accruals for payroll, benefits and other liabilities accrued in the ordinary course of business); (d) all Attributable Indebtedness; (e) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests; (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non- recourse to Holdings or such Subsidiary; provided, that “Consolidated Funded Indebtedness” shall not include any Indebtedness in respect of the Borrower’s Headquarters.
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under any Capitalized Lease that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a Consolidated basis for such Measurement Period; provided, that in no event shall “Consolidated Interest Charges” include any interest or expense in respect of any Indebtedness in respect of the Borrower’s Headquarters.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Interest Charges for such Measurement Period.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) Holdings and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided, that, Consolidated Net Income shall exclude (a) unusual and infrequent gains and unusual and infrequent losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso).
“Consolidated Revenue” means, as of the date of any determination thereof, revenue of Holdings and its Subsidiaries calculated in accordance with GAAP on a Consolidated basis for the most recent Measurement Period ending as of such date.
“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness that is secured by a Lien on any asset of Holdings or its Subsidiaries to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Holdings and its Subsidiaries calculated in accordance with GAAP on a Consolidated basis as of such date.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by Holdings or any of its Subsidiaries if Holdings or any such Subsidiary possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 10.20.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate, plus the Applicable Rate for Revolving Loans that are Base Rate Loans, plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12
C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Designated Account” has the meaning specified in Section 2.11(b).
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of comprehensive economic Sanctions.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable in termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash (except to the extent such payments can be converted to being payable in kind or the failure of which to pay would not constitute a default or breach under the documentation governing such Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest applicable Maturity Date; provided that (i) if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or any of their respective Subsidiaries or by any such plan to such employees as in effect on the date of the issuance of such Equity Interest, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) compensatory equity awards in which shares are withheld (redeemed) upon vesting or exercise to pay applicable withholding taxes or, the case of an option, the exercise price of the option, in each case, shall not constitute Disqualified Equity Interests.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, other than a FSHCO or a direct subsidiary of a CFC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority, or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Laws” means all applicable Laws relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials into the Environment, or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person, all of the securities convertible into or exchangeable for shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, interests, rights, participations or other equivalents (however designated) (or such other interests or units), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) during any time that a Pension Plan exists, any event or condition which, under Section 4042 of ERISA, would be reasonably likely to result in the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or Multiemployer Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Accounts” means any (a) payroll deposit account so long as such payroll account is not holding an amount in excess of the next payroll disbursement, together with any benefits and taxes payable in connection therewith, (b) petty cash deposit accounts, amounts on deposit in which do not exceed $250,000 in any single account or $1,000,000 in the aggregate in all such accounts at any one time, (c) withholding tax and fiduciary deposit accounts to the extent such account is solely so used or (d) disbursement accounts that are zero balance accounts, in which the amounts on deposit in such disbursement accounts do not exceed the amount of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property, (b) unless requested by the Lender, any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC, (d) the Equity Interests of any Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Secured Obligations pursuant to the Collateral Documents (e) margin stock (f) any property which, subject to the terms of Section 7.02(c), is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property or would create a right of termination in favor of any other party thereto (other than any Loan Party) (g) any lease, license or other agreement or property (including Intellectual Property) to the extent that the terms of such lease, license or other agreement or any agreement binding on such property prohibit the assignment of, or granting a security interest in, such lease, license or other agreement or property subject to such agreement, or would create a right of termination in favor of any other party thereto (other than any Loan Party), in each case to the extent not rendered unenforceable pursuant to the UCC or other Applicable Law and so long as the applicable provision giving rise to such violation or invalidity or such right of termination was not incurred in anticipation of entering into this Agreement, (h) any property to the extent that a pledge thereof or a grant of a security interest therein would be prohibited by Applicable Law or agreements with any Governmental Authority or would require governmental (including regulatory) consent, approval, license or authorization (after giving effect to the applicable anti-assignment provisions of the UCC) unless such consent, approval, license or authorization has been obtained after the Borrower shall have used commercially reasonable efforts to obtain any such consent, approval, license or authorization or unless such prohibition or requirement is rendered unenforceable pursuant to applicable provisions of the UCC or other Applicable Law, (i) letter-of-credit rights and commercial tort claims, in each case, to the extent having a value, individually or in the aggregate, less than $5,000,000 (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement), (j) any United States intent-to-use application for registration of a trademark, prior to the filing and acceptance of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues therefrom under applicable federal Law, (k) any property or assets to the extent that the creation or perfection of pledges of, or security interests in, such property or assets would result in adverse tax consequences (other than de minimis tax consequences) for Holdings and its Subsidiaries as reasonably determined by the Borrower in consultation with the Lender, (l) Excluded Accounts and (m) those assets as to which the Lender and the Borrower reasonably agree that the cost of obtaining a security interest therein are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.
“Excluded Subsidiary” means any (a) Immaterial Subsidiary; (b) any subsidiary that is prohibited by Applicable Law, regulation or Contractual Obligation existing on the Closing Date (or in the case of any newly acquired Subsidiary, at the time of acquisition of such Subsidiary, so long as such Contractual Obligation is not entered into in contemplation thereof) from Guaranteeing the Obligations or that such Guarantee would require consent, approval, license or authorization from a Governmental Authority in order to provide such Guarantee (unless such consent, approval, license or authorization has been obtained; provided, it being understood and agreed that there is no obligation to procure any such consent, approval, license or authorization); (c) any Subsidiary the burden or cost of providing a Guarantee of the Obligations outweighs the benefits afforded thereby as reasonably determined by the Lender and the Borrower, (d) any Foreign Subsidiary; and (e) any other Subsidiary (including, without limitation, any CFC and any Subsidiary of a CFC) to the extent that providing such a Guarantee would result in adverse tax consequences (other than de minimis tax consequences) for Holdings and its Subsidiaries as reasonably determined by the Borrower, in consultation with the Lender.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitment has terminated, (b) all Obligations have been paid in full (other than (A) contingent indemnification obligations not yet accrued and payable and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the Lender shall have been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards
Board.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means the Disbursement and Fee Statement, dated as of the Closing Date, delivered by the Borrower to the Lender.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means a Subsidiary that has no material assets other than the Equity Interests or the Equity Interests and Indebtedness of one or more Foreign Subsidiaries that are CFCs or a FSHCO.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 9.01.
“Guarantors” means, collectively, (a) Holdings and the Subsidiaries of Holdings (other than the Borrower or any Excluded Subsidiary) as are or may from time to time become parties to this Agreement pursuant to Section
6.12 and (b) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty, the Borrower.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Holdings” has the meaning specified in the introductory paragraph hereto.
“Immaterial Subsidiary” means any Subsidiary of Holdings that (a) has generated 5% or less of the Consolidated Revenue of Holdings and its Subsidiaries for any Measurement Period or (b) holds less than 5% of the Consolidated Total Assets of Holdings and its Subsidiaries, in each case, excluding any intercompany items; provided that if, following the delivery of a Compliance Certificate in accordance with Section 6.02(a), all Immaterial Subsidiaries comprise in the aggregate more than 10% of the Consolidated Revenues of Holdings and its Subsidiaries for any Measurement Period or more than 10% of the Consolidated Total Assets of Holdings and its Subsidiaries, then the Borrower shall, within 45 days of such time (or such longer period agreed to by the Lender in its sole discretion), (i) designate in writing to the Lender that one or more of such Subsidiaries is no longer an Immaterial Subsidiary to the extent required such that the foregoing condition ceases to be true and (ii) comply with the terms and conditions set forth in Section 6.12 with respect to such Subsidiaries no longer constituting Immaterial Subsidiaries. Notwithstanding anything to the contrary set forth herein, in no event shall Holdings or the Borrower constitute an Immaterial Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services ((including purchase money Indebtedness but excluding (i) trade accounts payable and accrued expenses payable in the ordinary course of business (including on an intercompany basis), (ii) purchase price holdbacks in respect of the portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or to satisfy any liabilities, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iv) any such obligations under ERISA, (v) prepaid and deferred revenue arising in the ordinary course of business, (vi) purchase price and working capital adjustments (other than earn-outs or similar deferred consideration described above in clause (iii)), (vii) customer deposits and prepaid items and (viii) accruals for payroll, benefits and other liabilities accrued in the ordinary course of business);
(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all Attributable Indebtedness of such Person;
(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest; and
(h)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For purposes of clause (e), the amount of Indebtedness of any Person that is non-recourse to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
Notwithstanding the foregoing or anything else herein to the contrary, “Indebtedness” shall not include
(i) obligations or liabilities of any Person in respect of any of its Equity Interests not constituting Disqualified Equity Interests nor the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date (whether or not such lease exists on the Closing Date or hereafter arises), (ii) customary obligations under employment agreements and deferred compensation, (iii) royalty payments made in the ordinary course of business in respect of exclusive and non-exclusive licenses, (iv) any accruals for payroll, (v) accrued licensing fees owed under licenses (including Intellectual Property licenses), and (vi) deferred rent obligations in respect of real property leases incurred in the ordinary course of business.
“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means all rights, priorities and privileges in or to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade names, technology, know-how, trade secrets and processes, all registrations and applications for registration of any of the foregoing, and all goodwill associated therewith.
“Intercompany Debt” has the meaning specified in Section 7.02(d).
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each of March, June, September and December and the Maturity Date.
“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested net of all Returns on such Investment, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No.
590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.12.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means the issuance of a Letter of Credit by the Lender in favor of the Borrower, Holdings or any of Holdings’ Subsidiaries in accordance with the terms of Section 2.03.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all amounts that are not reimbursed pursuant to Section 2.03(e). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means Bank of America, N.A. and its successors and assigns.
“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.
“Letter of Credit Fee” has the meaning specified in Section 2.03(j).
“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of
(a) $7,500,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) the Collateral Documents, (d) each Issuer Document, (e) each Joinder Agreement, (f) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12, (g) the Fee Letter, (h) the Note, and (i) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, that, for purposes of Section 10.01, “Loan Documents” shall mean this Agreement and the Collateral Documents.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be reasonably approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Lender under the Loan Documents, taken as a whole, or of the ability of the Loan Parties, taken as a whole, to perform its material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.
“Maturity Date” means March 17, 2029; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Measurement Period” means, at any date of determination, the most recently ended period of four (4) fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 6.01 (or, prior to the first date that financial statements have been delivered pursuant to Section 6.01, the period of four (4) fiscal quarters of Holdings ended January 31, 2022).
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred and three percent (103%) of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by Lender.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate (i) makes or is obligated to make contributions, or (ii) during the preceding five (5) plan years, has made or been obligated to make contributions, but only to the extent any Loan Party has or may reasonably be expected to have any liability with respect thereto.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).
“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(ii).
“Note” means a promissory note made by the Borrower in favor of the Lender evidencing Revolving Loans made by the Lender.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be reasonably approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Lender), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the extent required to be reimbursed by the Loan Parties pursuant to Section 10.04, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided, that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower.
“Patriot Act” has the meaning specified in Section 10.18.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (other than any Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower has any liability (including any liability on account of any ERISA Affiliate) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means an Acquisition by Holdings or any of its Subsidiaries (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a)(i) no Event of Default shall have occurred and be continuing on the date of entry into the definitive agreement for the Permitted Acquisition, and (ii) no payment or bankruptcy Event of Default shall have occurred and be continuing or would exist after giving effect thereto;
(b)the Loan Parties shall demonstrate to the reasonable satisfaction of the Lender that, after giving effect to the Acquisition on a Pro Forma Basis the Loan Parties are in compliance with the financial covenants set forth in Section 7.11;
(c)the aggregate consideration (including assumed Indebtedness) for all Acquisitions of (i) assets (other than Equity Interests) that are (or become at the time of such Acquisition) directly owned by non-Loan Parties or that will not become Collateral plus (ii) Equity Interests in non-Loan Parties, together with all Investments made pursuant to Section 7.03(c)(iv), shall not exceed $10,000,000;
(d)with respect to any Permitted Acquisition with a purchase price in excess of $20,000,000, the Lender shall have received not less than ten (10) days (or such shorter period of time as the Lender may approve) prior to the consummation of any such Acquisition (i) a description of the material terms of such Acquisition, (ii) to the extent received by the Borrower, audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, and (iii) Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition); and
(e)such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to Holdings or any Subsidiary; provided, that, if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of Holdings and its Subsidiaries; (e) the sale or Disposition of Cash Equivalents for fair market value, (f) the lapse, failure to maintain, abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (g) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims, in each case, in the ordinary course of business (h) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (i) the expiration of any option agreement with respect to real or personal property and (j) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding any Multiple Employer Plan or Multiemployer Plan), maintained by Borrower for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.
“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to any transaction, such transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:
(a)in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of Holdings and its Subsidiaries for such Measurement Period;
(b)in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of Holdings and its Subsidiaries for such Measurement Period;
(c)interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of Holdings and its Subsidiaries for such Measurement Period; and
(d)any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of Holdings and its Subsidiaries for such Measurement Period.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.20.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants and representatives of such Person and of such Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived by regulations.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer who executes, or is to execute, a Loan Document will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of Holdings or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of Holdings or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding and (d) any payment with respect to any earnout obligation.
“Returns” means (a) with respect to any Investment in the form of a loan or advance, the return of principal thereof and a termination of any commitment to relend such principal, and (b) with respect to any other Investment, any dividends, distributions, return of capital and other amounts received or realized in respect of such Investment, but only to the extent the aggregate amount thereof does not exceed the original amount of such Investment. For purposes of clarification any cancellation of intercompany Indebtedness permitted under Section 7.05 shall not constitute Returns.
“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Commitment at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction(s)” means any economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment Effective Date” means March 17, 2024.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party or any of its Subsidiaries and the Lender or an Affiliate of the Lender.
“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or Article VII between any Loan Party or any of its Subsidiaries and the Lender or an Affiliate of the Lender.
“Secured Obligations” means all Obligations and all Additional Secured Obligations.
“Secured Parties” means, collectively, the Lender, the Affiliates of the Lender party to Secured Cash Management Agreements and Secured Hedge Agreements and the Indemnitees.
“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.
“Shareholders’ Equity” means, as of any date of determination, Consolidated shareholders’ equity of Holdings and its Subsidiaries as of such date, determined in accordance with GAAP.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means, 0.10% (10 basis points) per annum.
“Solvency Certificate” means a solvency certificate in the form of Exhibit E hereto.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets and property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Supported QFC” has the meaning specified in Section 10.20.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning set forth in the definition of “Permitted Acquisition.”
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or
(b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term
SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).
“Threshold Amount” means $5,000,000.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.20.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements or supplements set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at one-hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right- of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case, to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its Consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of Holdings or any Subsidiary at “fair value”, as defined therein.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing and notwithstanding anything to the contrary set forth herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of Accounting Standards Codification 842 shall continue to be accounted for as operating leases hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with Accounting Standards Codification 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.
(c)Pro Forma Treatment. Each incurrence of Indebtedness, Acquisition, Disposition, Restricted Payment, payment made with respect to other Indebtedness of Holdings or any of its Subsidiaries, or any consolidation, merger or other fundamental change, in each case made by Holdings or any of its Subsidiaries, that is consummated during any Measurement Period and/or subsequent to the end of such Measurement Period, shall, for purposes of (i) determining compliance with the financial covenants set forth in Section 7.11 and (ii) any other transaction, determining the calculation of a financial metric on a Pro Forma Basis, be given Pro Forma Effect as of the first day of such Measurement Period; provided, that notwithstanding the foregoing, for the purposes of determining (x) the Applicable Rate and (y) actual compliance (and not compliance on a Pro Forma Basis) with the financial covenants set forth in Section 7.11, any transaction that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.

1.04Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.08Rates
The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rates (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Lender and its Affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
2.01Loans.
Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability

Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Facility. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided, however, that any Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter not less than three (3) Business Days prior to the date of such Borrowing.
2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by
(A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such Loan Notice must be received by the Lender not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loan shall be made as a Base Rate Loan. If the Borrower fails to give a timely notice requesting a conversion or continuation of a Term SOFR Loan, then the applicable Loan shall be continued as a Term SOFR Loan with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Lender.
(d)Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans.

(f)With respect to SOFR or Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

2.03Letters of Credit.
(a)The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that the Lender issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of Holdings or any of Holdings’ Subsidiaries in such form as is acceptable to Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitment.
(b)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
(i)To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit, and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the Lender, the Borrower also shall submit a Letter of Credit Application and reimbursement agreement on the Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit shall permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by the Borrower and the Lender at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lender may permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to clause (d) below; provided, that, the Lender shall not (A) permit any such extension if the Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date), or (B) be obligated to permit such extension if the Lender has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Borrower that one

(1) or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the Lender not to permit such extension.
(iii)If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lender may reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non- reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from the Borrower that one (1) or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause (b)(iii)) and, in each case, directing the Lender not to permit such reinstatement.
(c)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and, upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to each such issuance, amendment, extension, reinstatement or renewal, the aggregate amount of the outstanding Letters of Credit issued by the Lender shall not exceed the Letter of Credit Sublimit at such time.
(i)The Lender shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender, shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;
(C)except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $100,000; or
(D)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(ii)The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of: (i) the date that is twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, the date that is twelve (12) months after the then-current expiration date of such Letter of Credit); and (ii) the date that is twelve (12) months after the Maturity Date.
(e)Reimbursement. If the Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Lender in respect of such L/C Disbursement by paying to the Lender an amount equal to such L/C Disbursement not later than 12:00 p.m. (noon) on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. on such Business Day, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided, that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans.
(f)Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, and irrespective of:
(i)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower, or any waiver by the Lender which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically, even if such Letter of Credit required that demand be in the form of a draft;
(vi)any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit, if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in- possession, assignee for the benefit of creditors, liquidator, receiver or other representative of, or successor to, any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(g)Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.
(h)Liability. Neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of, or in connection with, the issuance or transfer of any Letter of Credit by the Lender, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under, or relating to, any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of the Lender; provided, that, the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination, and that:
(i)the Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)the Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(iii)the Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)this sentence shall establish the standard of care to be exercised by the Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) the Lender declining to take-up documents and make payment, (1) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, or (2) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (C) the Lender retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the Lender.

(i)Applicability of ISP. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued by the Lender, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT–IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(j)Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Term SOFR Loans times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) payable on the first (1st) Business Day following the end of each March, June, September and December, commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, and (ii) accrued through, and including, the last day of each calendar quarter in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the election of the Lender in its sole discretion, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(k)Documentary and Processing Charges Payable to the Lender. The Borrower shall pay directly to the Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days after written demand therefor (accompanied by a reasonably detailed invoice therefor) and are non-refundable.
(l)Disbursement Procedures. The Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Lender shall promptly after such examination notify the Borrower in writing of such demand for payment if the Lender has made, or will make, an L/C Disbursement thereunder; provided, that, any failure to give, or delay in giving, such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such L/C Disbursement.
(m)Interim Interest. If the Lender for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from, and including, the date such L/C Disbursement is made to, but excluding, the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided, that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (e) of this Section 2.03, then Section 2.08(b) shall apply.
(n)Cash Collateralization.
(i)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of Cash Collateral pursuant to this clause (n), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Lender (the “Collateral Account”) an amount in cash equal to one-hundred and three percent (103.0%) of the L/C Obligations as of such date, plus any accrued and unpaid interest thereon, provided, that, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (e) of Section 8.01. Such deposit shall be held by the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) above, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to one-hundred and three percent (103.0%) of such L/C Obligations as of such date, plus any accrued and unpaid interest thereon.
(ii)The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Lender to reimburse the Lender for L/C Disbursements for which it has not been reimbursed, together with related reasonable and documented fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(o)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of Holdings or such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings or a Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Holdings or such Subsidiary.
(p)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04[Reserved.]
2.05Prepayments.
(a)Optional. The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)Mandatory.
(i)Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall within one (1) Business Day after receipt of notice from the Lender prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment of the Revolving Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.
(ii)Application of Other Payments. Prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party that has provided Cash Collateral) to reimburse the Lender.
Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05 shall be applied first (1st) to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05 shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
(c)Notice. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any Notice of Loan Prepayment under this Section 2.05 (by notice to the Lender on or prior to the specified prepayment date) if such prepayment would have resulted from a refinancing or other contingent transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed.
2.06Termination or Reduction of Commitments.
(a)Optional. The Borrower may, upon notice to the Lender, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided, that, (i) any such notice shall be received by the Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of a termination or reduction of the Commitments under this Section 2.06(a) if such termination or reduction would have resulted from a refinancing or other contingent transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed.
(b)Payment of Fees. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.
2.07Repayment of Loans.
The Borrower shall repay to the Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.
2.08Interest and Default Rate.
(a)Interest. Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate

Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.
(b)Default Rate.
(i)If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iii)Upon the request of the Lender, while any Event of Default exists (including a payment Default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09Fees.
In addition to certain fees described in clauses (j) and (k) of Section 2.03:
(a)Commitment Fee. The Borrower shall pay to the Lender a commitment fee which shall accrue at a rate per annum equal to the Applicable Rate on the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall be calculated and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date.
(b)Other Fees.
The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of Holdings and its Subsidiaries or for any other reason, Holdings or the Lender determines that (i) the Consolidated Senior Secured Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Secured Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Lender under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this clause (b) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11Payments Generally.
(a)General Payment Terms. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)Direct Debit.
(i)The Borrower agrees that on the due date of any amount due under this Agreement, the Lender will debit the amount due from a deposit account of the Borrower maintained with the Lender as designated in writing by the Borrower (the “Designated Account”); provided, that the Borrower shall designate an account prior to the first Interest Payment Date (or such later time as agreed by the Lender). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower in accordance with the terms of this Agreement. The Lender shall provide the Borrower with written notice and a reasonably detailed invoice no less than five (5) Business Days’ prior to any debit to be made in accordance with this clause (i).
(ii)The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Lender at the address specified at the end of this Agreement.
2.12Cash Collateral.
(a)Certain Credit Support Events. If (i) as of the Maturity Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest (subject to Liens permitted under Section 7.01(a),
(j) and (m) in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, other than Section 7.01(a), (j) and (m), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all reasonable, documented and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.03, 2.05 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the reasonable determination by the Lender that there exists excess Cash Collateral; provided, however, that, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.
If any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign Taxes from any payments it makes to the Lender. If any such Taxes are imposed on any payments made by the Borrower (including payments under this Section 3.01) outside the United States, the Borrower shall pay the Taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
3.02Illegality.
If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lender’s Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Term SOFR Loans of the Lender to Base Rate Loans (the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon SOFR, the Lender shall during the period of such suspension compute the Base Rate applicable to the Lender without reference to the Term SOFR component thereof until the Borrower is advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Lender determines that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower.

Thereafter, (x) the obligation of the Lender to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)Replacement of SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:

(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month Interest Periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month Interest Periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide such Interest Periods of Term SOFR after such specific date (the latest date on which one month, three month and six month Interest Periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Lender (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated bilateral facilities executed in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated bilateral facilities executed in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”.
The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

3.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(ii)subject the Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by the Lender or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses.
Upon written demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower.
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable, documented and customary administrative fees charged by the Lender in connection with the foregoing.
3.06Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01Conditions of Initial Credit Extension.
The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) counterparts of the Security Agreement and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party.
(b)Officer’s Certificate. The Lender shall have received an Officer’s Certificate dated the Closing Date, (A) certifying as to (i) the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), (ii) the resolutions of the governing body of each Loan Party and (iii) the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party and (B) attaching certificates of the good standing, existence or its equivalent of each Loan Party.
(c)Legal Opinions of Counsel. The Lender shall have received an opinion or opinions of each of (i) Sidley Austin LLP, as New York counsel to the Loan Parties and (ii) Parr Brown Gee & Loveless LLP, as Utah counsel to the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance reasonably acceptable to the Lender.
(d)Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender:
(i)(A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;
(ii)searches of ownership of Intellectual Property owned by each of the Loan Parties in the appropriate U.S. governmental offices; and
(iii)completed UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Lender’s security interest in the Collateral.
(e)Insurance. The Lender shall have received copies of certificates, and, subject to Section 6.17, endorsements of insurance evidencing liability and property meeting the requirements set forth herein or in the Collateral Documents or as required by the Lender.
(f)Solvency Certificate. The Lender shall have received a Solvency Certificate signed by a Responsible Officer of Holdings.
(g)Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of Holdings and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.
(h)Anti-Money-Laundering. The Borrower shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.
(i)Fees. Receipt by the Lender of any fees required hereunder or in the Fee Letter to be paid on or before the Closing Date.
(j)Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of counsel to the Lender to the extent due under the Loan Documents and invoiced at least one (1) Business Day prior to the Closing Date.
4.02Conditions to all Credit Extensions.
The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:
(a)Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension except to the extent that such representation and warranties specifically refer to an earlier date, in which case shall be true and correct in all respects of such earlier date and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension except to the extent that such representation and warranties specifically refer to an earlier date, in which case shall be true and correct in all respects of such earlier date.
(b)Default. No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)Request for Credit Extension. The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension (other than any such condition that has been waived in accordance with this Agreement).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:
5.01Existence, Qualification and Power.
Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to
(i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (other than with respect to Loan Parties), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law; except with respect to any breach or contravention referred to in clauses (b)(ii) or (c) of this Section 5.02, to the extent that such conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.
5.03Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority (subject to Permitted Liens) nature thereof), other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
5.04Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05Financial Statements; No Material Adverse Effect.
(a)Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in Shareholder’s Equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)Quarterly Financial Statements. The unaudited Consolidated balance sheet of Holdings and its Subsidiaries for the fiscal quarter ended on October 31, 2021, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in Shareholder’s Equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Material Adverse Effect. Since January 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07No Default.
No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08Ownership of Property.
Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except with respect to Permitted Liens and for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09Environmental Compliance.
(a)Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Environmental Laws, except in such instances in which (a) such requirement of Environmental Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, any remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, in any case, that could reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any of its Subsidiaries has generated, used, treated, handled or stored Hazardous Materials at, or disposed of or transported Hazardous Materials to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in a manner that could reasonably be expected to have a Material Adverse Effect.
5.10Insurance.
The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11Taxes.
Each Loan Party and each of its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material Taxes (whether or not shown on a tax return) levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary.
5.12ERISA Compliance.
(a)Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in liability to the Loan Parties which could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)Except, in each case, as would not reasonably be expected to result in liability to the Loan Parties which could reasonably be expected to have a Material Adverse Effect: (i) No Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Borrower has not engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (iii) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC.
(d)The Borrower does not maintain or contribute to, or have any unsatisfied obligation to contribute to, or liability (including any liability in respect of an ERISA Affiliate) under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.
(e)The Borrower represents and warrants as of the Closing Date that the Borrower is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
5.13Margin Regulations; Investment Company Act.
(a)Margin Regulations. Neither the Borrower not any of its Subsidiaries is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty- five percent (25.0%) of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdings or any of its Subsidiaries and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)Investment Company Act. None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.14Disclosure.
No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information concerning Holdings and its Subsidiaries that have been, or are hereafter, made available to the Lender (i) when taken as a whole, have been prepared in good faith based upon assumptions believed by Holdings to be reasonable at the time so furnished,
(ii) are not to be viewed as facts, (iii) are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and (iv) are qualified by the fact that no assurance can be given that any such forecasts or projections will be realized and that actual results during the period or periods covered by any such forecasts or projections may differ significantly from the forecasted or projected results and such differences may be material.
5.15Compliance with Laws.
Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.16Solvency.
The Loan Parties, together with their Subsidiaries, taken as a whole, on a Consolidated basis are, Solvent.
5.17Sanctions Concerns and Anti-Corruption Laws.

(a)Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties and their Subsidiaries have conducted their businesses in compliance with all applicable Sanctions.
(b)Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have maintained systems of internal controls reasonably designed to promote and achieve compliance with such laws.

5.18Subsidiaries; Loan Parties.
(a)Subsidiaries. Set forth on Schedule 5.18, is the following information as of the Closing Date:
(i) a complete and accurate list of all Subsidiaries, as of the Closing Date, (ii) the owner(s) of Equity Interests in each Subsidiary, (iii) the jurisdiction of its incorporation or organization, as applicable and (iv) the type of organization.
(b)Loan Parties. Set forth on Schedule 5.18 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the five (5) years prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the address of its chief executive office, (vi) its U.S. federal taxpayer identification number, and (vii) the organization identification number.
5.19Collateral Representations.
(a)Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens to the extent such Liens are perfectible by such filings.
(b)Intellectual Property. Set forth on Schedule 5.19, as of the Closing Date and as of the last date such Schedule 5.19 was required to be updated in accordance with Sections 6.02, is a list of all registered or issued Intellectual Property filed in the United States (including all applications for registration and issuance) owned by each of the Loan Parties.
5.20Intellectual Property; Licenses, Etc.
Each Loan Party and each of its Subsidiaries own, or possess the right to use, all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, neither the operation of the business, nor any product, service, process, method, substance, part or other material now used, or now contemplated to be used, by any Loan Party or any of its Subsidiaries infringes, misappropriates or otherwise violates upon any rights held by any other Person except in each case for such infringements, misappropriations or other violations of rights, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, there has been no unauthorized use, access, interruption, modification, corruption or malfunction of any information technology assets or systems (or any information or transactions stored or contained therein or transmitted thereby) owned or used by any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that, on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries, to:

6.01Financial Statements.
Deliver to the Lender:
(a)Audited Financial Statements. Within ninety (90) days after the end of each fiscal year of Holdings (or, if earlier, fifteen (15) days after the date required to be filed with the SEC) (commencing with the fiscal year ended January 31, 2022), a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than a going concern exception or explanatory note resulting solely from (x) the Maturity Date occurring within one year of such audit report or (y) any prospective or actual breach of any financial maintenance covenant set forth in Section 7.11.
(b)Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three
(3) fiscal quarters of each fiscal year of Holdings (or, if earlier, five (5) days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended April 30, 2022), a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of Holdings as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of Holdings and its Subsidiaries in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)Business Plan and Budget. In form and detail reasonably satisfactory to the Lender, within forty- five (45) days after the end of each fiscal year of Holdings (commencing with the fiscal year ended January 31, 2022), an annual business plan and budget of Holdings and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of Holdings, in form reasonably satisfactory to the Lender, of Consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year.
As to any information contained in materials furnished pursuant to Section 6.02(d), Holdings shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02Certificates; Other Information.
Deliver to the Lender:
(a)Compliance Certificate. Concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of Section 6.01 (commencing with the delivery of the financial statements for the fiscal quarter ended April 30, 2022), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or vice president of accounting which is a Responsible Officer of Holdings. Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b)Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), an updated Schedule 5.19 to this Agreement in form and detail reasonably satisfactory to the Lender (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate.
(c)[Reserved].
(d)Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;.
(e)SEC Notices. Promptly, and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
(f)Anti-Money-Laundering. Promptly following any request therefor, information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
(g)Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification substantially in the form provided by the Loan Syndications & Trading Association promptly upon the request of the Lender.
(h)Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; provided, that such additional information
(i) does not constitute non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Lender (or its representatives or contractors) is not prohibited by Law or any binding agreement with any third party and (iii) is not subject to attorney-client or similar privilege and does not constitute attorney work product, provided, that the Borrower shall notify the Lender if information is not disclosed or provided pursuant to the foregoing exceptions.
(i)Documents required to be delivered pursuant to clauses (a) or (b) of Section 6.01 or pursuant to Section 6.02(d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a), (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender) or (iii) in the case of financial statements required to be delivered pursuant to clauses (a) or (b) of Section 6.01, when Holdings files any Forms 10-K or 10-Q with the SEC; provided, that, the Borrower shall notify the Lender (by fax transmission or e-mail transmission) of the posting of any such documents.
6.03Notices.
Promptly, but in any event within five (5) Business Days of any Responsible Officer of any Loan Party obtaining knowledge thereof, notify the Lender:
(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
(c)of the occurrence of any ERISA Event that would reasonably be expected to result in liability to the Loan Parties that would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04Payment of Taxes.
Except, in each case, to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its federal and material state and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary.
6.05Preservation of Existence, Etc.
(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.04 or 7.05 or (ii) other than with respect to any Loan Party, to the extent that the failure to remain in good standing would not reasonably be expected to have a Material Adverse Effect; and
(b)take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.06Maintenance of Properties.
(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty events and condemnation events excepted; and
(b)make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07Maintenance of Insurance.
(a)Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Holdings, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
(b)Evidence of Insurance. Subject to the post-closing time period set forth in Section 6.17(a), cause the Lender to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as required by the Lender, including, but not limited to: (i) copies of such insurance policies; (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)); (iii) declaration pages for each insurance policy; and (iv) lender’s loss payable endorsement if the Lender for the benefit of the Secured Parties is not on the declarations page for such policy.
6.08Compliance with Laws.
Comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09Books and Records.
Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with the relevant accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
6.10Inspection Rights.
Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that, unless an Event of Default is continuing, the Lender may not exercise such rights more than one (1) time during any calendar year; provided further, that, when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Such inspection rights shall not extend to any information covered by attorney-client or other legal privilege or to the extent the exercise of such inspection rights would result in violation or other breach of any third-party confidentiality agreements or be prohibited by Law; provided, that the Borrower shall notify the Lender if information is not disclosed or provided pursuant to the foregoing exceptions. The Lender shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.
6.11Use of Proceeds.
Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.
6.12Covenant to Guarantee Obligations.
The Loan Parties will cause each of their Subsidiaries (other than any Excluded Subsidiary) whether newly formed, after acquired or otherwise existing to promptly (and in any event within forty-five (45) days after such Subsidiary is formed or acquired or is no longer an Excluded Subsidiary (or such longer period of time as agreed to by the Lender in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement (and any other joinders or supplements to the Loan Documents as required pursuant to the terms thereof). In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new

Guarantor to the extent applicable, and unless otherwise agreed by the Lender, such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Lender and such other documents or agreements as the Lender may reasonably request.
6.13Covenant to Give Security.
Except with respect to Excluded Property:

(a)Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens) in favor of the Lender pursuant to the terms and conditions of the Collateral Documents, and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may reasonably request including, any filings and deliveries to perfect such Liens and favorable opinions of counsel all in form and substance reasonably satisfactory to the Lender.
(b)Other Property. Cause all personal property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Lender to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may reasonably request including filings and deliveries.
6.14Anti-Corruption Laws; Sanctions.
Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and applicable anti-corruption legislation in other jurisdictions, and all applicable Sanctions, and maintain systems of internal controls reasonably designed to promote and achieve compliance with such laws.
6.15Cash Maintenance.

Subject to the post-closing time period set forth in Section 6.17(b), maintain at least $5,000,000 in cash and/or marketable securities with Lender.

6.16Further Assurances.
Promptly upon the reasonable request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.17Post-Closing Obligations.

(a)Insurance. Within sixty (60) days of the Closing Date (or such longer period agreed to by the Lender), cause the Loan Parties to be in compliance with the requirements of Section 6.07.
(b)Cash Maintenance. Within ninety (90) days of the Closing Date (or such longer period agreed to by the Lender), cause the Loan Parties to be in compliance with the requirements of Section 6.15.
(c)Intellectual Property Notices. Upon any Intellectual Property ceasing to be Excluded Property, promptly deliver to the Lender all patent/trademark/copyright filings necessary to perfect the Lender’s security interest in such Intellectual Property.

(d)Pledged Equity. Cause the Loan Parties to deliver to the Lender within (i) forty-five (45) days of the Closing Date (or such longer period agreed to by the Lender), all certificated securities of nCino Global Ltd and (ii) one hundred twenty (120) days of the Closing Date (or such longer period agreed to by the Lender), all other certificated securities evidencing Pledged Equity, in each case, required to be delivered to the Lender under the Security Agreement.

ARTICLE VII
NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
7.01Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a)Liens pursuant to any Loan Document;
(b)Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (other than through the addition of after- acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b),
(iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);
(c)Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty
(30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(e)pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings or any of its Subsidiaries;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds, letters of credit, bank guarantees, bankers’ acceptances and other obligations of a like nature incurred in the ordinary course of business;
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or its Subsidiaries;
(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(i)Liens securing Indebtedness permitted under Section 7.02(c); provided, that, such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
(j)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries with the Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(k)[reserved];
(l)any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease or sublicense entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed, subleased or sublicensed;
(m)Liens of a collection bank arising under Section 4–210 of the UCC on items in the course of collection;
(n)Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of Holdings or becomes a Subsidiary of Holdings; provided, that, such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(f);
(o)any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
(p)Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business;
(q)Liens solely on any cash earnest money deposits or other similar escrow arrangements made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(r)Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto;
(s)Liens of landlords arising in the ordinary course of business;

(t)any encumbrances or restrictions (including, without limitation, put and call agreements, options, rights of first refusal and similar rights) with respect to the Equity Interests of any partnership permitted by the terms of this Agreement arising pursuant to the agreements evidencing or governing such partnership;
(u)Liens on Equity Interests or assets to be sold pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of a Subsidiary to the extent permitted by the terms hereof, pending the closing of such Disposition; provided, that, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness;
(v)(i) Liens on Equity Interests of joint ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements with respect to non-wholly owned Subsidiaries of Holdings;
(w)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(x)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.03 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(y)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business or (ii) by operation of Law under Article 2 of the UCC (and/or any similar Law under any foreign jurisdiction);
(z)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(aa) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(bb) other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount not to exceed $10,000,000; and
(cc) non-exclusive licenses and sublicenses of Intellectual Property granted to third parties in the ordinary course of business, to the extent they do not materially interfere with the business of any Loan Party taken as a whole.
Notwithstanding anything to the foregoing, the Loan Parties shall not grant a Lien securing any Indebtedness for borrowed money on any Intellectual Property, other than in favor of the Lender securing the Obligations.
7.02Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;
(c)Indebtedness (i) in respect of Attributable Indebtedness and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that, the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000, (ii) in respect of Attributable Indebtedness related to the Borrower’s Headquarters as in effect as of the Second Amendment Effective Date and
(iii) in respect of any refinancing of Indebtedness incurred pursuant to this clause (c);
(d)unsecured Indebtedness of Holdings or a Subsidiary owing to Holdings or a Subsidiary to the extent permitted under Section 7.03 (“Intercompany Debt”);
(e)Guarantees of Holdings or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary;
(f)Indebtedness of any Person that becomes a Subsidiary of Holdings after the date hereof in a transaction permitted hereunder in an aggregate principal amount not to exceed $5,000,000; provided, that, such Indebtedness is existing at the time such Person becomes a Subsidiary of Holdings and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of Holdings;
(g)obligations (contingent or otherwise) existing or arising under any Swap Contract, provided, that,
(i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(h)Guarantees in the ordinary course of business in respect of obligations of Holdings or any of its Subsidiaries (not for borrowed money) to a supplier, customer, franchisee, lessor or licensee;
(i)Indebtedness representing deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of Holdings or any of its Subsidiaries (and their respective estates, spouses and former spouses) in the ordinary course of business;
(j)Indebtedness in respect of (i) netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts and (ii) credit card and purchase card services;
(k)Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money;
(l)(i) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in the case of the foregoing clauses (a) and (b) in the ordinary course of business and (ii) Indebtedness incurred by Holdings or any of its Subsidiaries in respect of bank guarantees, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(m)unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts are permitted to remain unfunded under Applicable Law and would not otherwise cause an Event of Default under Section 8.01(i);
(n)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(o)(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence and (ii) Indebtedness in respect of any Cash Management Agreements entered into in the ordinary course of business;
(p)Indebtedness incurred by the Borrower or any Subsidiary in a Permitted Acquisition, any other Investment permitted hereunder or any Disposition, in each case constituting indemnification obligations or obligations in respect of earnouts, purchase price adjustments, or other similar adjustments;
(q)Indebtedness reasonably acceptable to the Lender; provided that, such Indebtedness (i) shall be unsecured, (ii) shall have a final maturity no earlier than the date that is six months after the Maturity Date, (iii) shall not be Guaranteed by any Subsidiary of Holdings that is not a Loan Party and (iv) after giving effect to the incurrence of such Indebtedness, the Consolidated Total Leverage Ratio on a Pro Forma Basis would not be greater than 4.50:1.00;
(r)other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and
(s)all premiums (if any), interest (including any post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above.
7.03Investments.
Make or hold any Investments, except:
(a)Investments in the form of cash or Cash Equivalents;
(b)loans and advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)(i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $5,000,000;
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)Guarantees permitted by Section 7.02;
(f)Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03 and, in each case, any modification, replacement, renewal, reinvestment or extension thereof that does not require an increase from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section
7.03 in such Investment;
(g)the Borrower may exercise the option to purchase its headquarters located at 6770 Parker Farm Drive, Wilmington, NC 28405 (the “Borrower’s Headquarters”);

(h)Investments consisting of extensions of credit to customers, suppliers, lessors or utilities or for workers’ compensation in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP or other applicable accounting principles;
(i)Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments of Indebtedness permitted under Section 7.01, Section 7.02, Section 7.04, Section 7.05, Section 7.06 and Section 7.14, respectively, and sales, transfers, leases, licenses or other dispositions not constituting a “Disposition” (in each case, permitted other than by reference to this Section 7.03);
(j)Investments in joint ventures in an aggregate amount not to exceed $5,000,000 in the aggregate outstanding at any time;
(k)Permitted Acquisitions;
(l)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
(m)Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers, and (iii) loans or advances made to contractors, vendors and landlords;
(n)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(o)pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise made in connection with Liens permitted under Section 7.01;
(p)Investments of a Subsidiary that is acquired after the Closing Date or of a company merged or amalgamated or consolidated into Holdings or any of its Subsidiaries, in each case in accordance with Section
7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(q)(i) Guarantees of leases or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries, in each case in the ordinary course of business;
(r)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under Applicable Law and would not cause an Event of Default under Section 8.01(i);
(s)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property from third parties and non-exclusive licenses or leases to third parties, in each case in the ordinary course of business;
(t)Investments consisting of earnest money deposits made in connection with a letter of intent, purchase agreement or other acquisition;
(u)other Investments so long as (i) no Event of Default shall have occurred and be continuing and
(ii) after giving effect to such Investment on a Pro Forma Basis the Loan Parties are in compliance with the financial covenants set forth in Section 7.11; and

(v)other Investments not exceeding $20,000,000 in the aggregate in any fiscal year of the Borrower.
7.04Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, except that:
(a)any Subsidiary of Holdings may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of Holdings, provided that when any Guarantor is merging with another Subsidiary of Holdings, such Guarantor shall be the continuing or surviving Person;
(b)in connection with any Acquisition, the Borrower or any Subsidiary of Holdings may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that
(i) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving Person and (ii) if the Borrower is not a party to such transaction and a Guarantor is a party to such transaction, a Guarantor is the surviving Person;
(c)any Subsidiary may liquidate or dissolve, or Holdings or any of its Subsidiaries may (if the perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and Holdings’ Subsidiaries and is not disadvantageous to the Lender; and
(d)any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be the Borrower or a Guarantor or (ii) such Disposition shall be treated as if it is an Investment, and such Investment must be a permitted Investment in a Subsidiary which is not a Loan Party in accordance with Section 7.03.
7.05Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(a)Permitted Transfers;
(b)to the extent constituting a Disposition, (i) the granting of Liens permitted by Section 7.01, (ii) the making of Investments permitted by Section 7.03, (iii) the consummation of fundamental changes permitted by Section 7.04, (iv) the making of Restricted Payments permitted by Section 7.06 and (v) the consummation of Sale and Leaseback Transactions permitted by Section 7.13 (in each case, permitted other than by reference to this Section 7.05)
(c)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(d)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(e)non-exclusive licenses and sublicenses of Intellectual Property granted to third party in the ordinary course of business, to the extent they do not materially interfere with the business of Holdings or any Subsidiary;
(f)other Dispositions so long as (i) at least seventy five percent (75.0%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of (as reasonably determined in good faith by the Borrower), (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.13, (iii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 7.05, (v) no Event of Default has occurred and is continuing, and (vi) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed 5% of the Consolidated Total Assets of Holdings and its Subsidiaries as of the end of the prior fiscal year end;
(g)sales or leases of immaterial assets with a fair market value of less than $1,000,000, in each case;
and
(h)the cancellation of intercompany Indebtedness owing between Loan Parties or by Loan Parties to Subsidiaries that are not Loan Parties.
7.06Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests (other than Disqualified Equity Interests) of such Person;
(c)Holdings and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) in connection with any repurchase of Equity Interests or the exercise of stock options;
(d)Holdings may make other Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing and (ii) after giving effect to such Restricted Payment on a Pro Forma Basis the Loan Parties are in compliance with the financial covenants set forth in Section 7.11;
(e)to the extent constituting Restricted Payments, Holdings and its Subsidiaries may enter into transactions expressly permitted by Sections 7.03, 7.04, 7.05 or 7.08 (in each case, other than by reference to this Section 7.06); and
(f)redemptions, repurchases, retirements or other acquisitions of Equity Interest deemed to occur on the exercise price of such options on a cashless basis.
7.07Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
7.08Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party,
(c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, (e) transactions between and among (i) Loan Parties and

(ii) Subsidiaries that are not Loan Parties, (f) employment, compensation and benefits arrangements in the ordinary course of business with current or former officers, employees, directors, managers and consultants and transactions pursuant to stock option, stock appreciation rights, stock incentive or other equity compensation plans and employee benefit plans and arrangements in the ordinary course of business, (g) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into Holdings or any Subsidiary pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger; (h) transactions approved by a majority of the disinterested members of the board of directors of Holdings; (i) transactions approved by the audit committee of the board of directors of Holdings and (j) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms’ length transaction with a Person other than an Affiliate.
7.09Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of Holdings or any of its Subsidiaries to (i) act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except (A) in the case of clause (a)(v) only, for any document or instrument governing (1) Indebtedness incurred pursuant to Section 7.02(c), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (2) Liens permitted by Section 7.01(e), (f), (g) or (i) to the extent such restrictions apply only to the property or assets encumbered by such Liens, (B) any agreement in connection with a Disposition permitted by Section 7.05 and customary provisions limiting the Disposition or distribution of assets or property in asset sale agreements, sale- leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 7.03), which limitation is applicable only to the assets that are the subject of such agreements, (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (D) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and such restriction or condition does not apply to Holdings or any other Subsidiary; (E) any restrictions or conditions set forth in any agreement governing Indebtedness incurred or permitted pursuant to Section 7.02 that are not materially more restrictive, taken as a whole, than the terms of the Loan Documents; (F) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business; (G) customary provisions in joint venture organizational governance documents, depositary agreements, agreements relating to bank products and hedge agreements, in each case in the ordinary course of business; (H) Contractual Obligations existing on the date hereof with respect to Intellectual Property; (I) any restrictions or conditions imposed by agreements governing or evidencing Indebtedness of a non-Loan Party that is permitted by Section 7.02; and (J) any restrictions imposed pursuant to Applicable Law or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations.
7.10Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11Financial Covenants.
(a)Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of Holdings (commencing with the fiscal quarter ending July 31, 2024) to be greater than 2.50:1.00.

(b)Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any four fiscal quarter period of Holdings (commencing with the fiscal quarter ending July 31, 2024) to be less than 3.00:1.00.
7.12Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity.
(a)Amend any of its Organization Documents in a manner materially adverse to the interests of the
Lender;
(b)change its fiscal year; or
(c)without providing ten (10) days prior written notice to the Lender (or such shorter period of time as agreed to by the Lender), change its name, state of formation, form of organization or principal place of business.
7.13Sale and Leaseback Transactions.
Enter into any Sale and Leaseback Transaction.
7.14Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions in violation of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction, whether as Lender or otherwise, of Sanctions.

7.15Anti-Corruption Laws.
Directly or to the knowledge of Holdings or any Subsidiary, indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or applicable anti-corruption legislation in other jurisdictions, in each case in any material respect.

7.16Restrictions on Holdings.

Notwithstanding anything to the contrary in this Agreement, Holdings shall not (a) own any property other than cash and Cash Equivalents and the Equity Interests of the Borrower or one or more other Subsidiaries, (b) have any liabilities other than (i) obligations under the Loan Documents, its Organization Documents and contracts and agreements (including with respect to indemnities) with officers, directors, consultants and employees of Holdings relating to their employment, services or directorships, (ii) obligations under certain customer contracts entered into as part of the transition of the operational activities of the Consolidated group from Holdings to the Borrower, so long as either (1) such contracts are assigned to the Borrower within 180 days after the Closing Date or (2) such obligations are immaterial, (iii) tax liabilities in the ordinary course of business or incurred as a member of the Consolidated group of Holdings and its Subsidiaries, and (iv) corporate, administrative and operating expenses incurred in the ordinary course of business, or (c) engage in any business other than (i) maintaining its existence and activities related thereto, (ii) owning the Equity Interests of the Borrower or one or more other Subsidiaries and activities incidental or related thereto, (iii) performing its obligations under the Loan Documents and contracts and agreements (including with respect to indemnities) with officers, directors, consultants and employees of Holdings relating to their employment, services or directorships and (iv) activities in the ordinary course reasonably related to the foregoing.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default.
Any of the following shall constitute an event of default (each, an “Event of Default”):
(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.01(a), 6.01(b), 6.02, 6.03(a), 6.05(a) (as to legal existence of Holdings and the Borrower, 6.08, 6.10, 6.11, or Article VII or (ii) Section 6.01(c) and such failure continues to be unremedied for three (3) Business Days; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after the earlier of (i) any Responsible Officer obtaining actual knowledge thereof and (ii) the date written notice thereof is provided from the Lender to the Borrower; or
(d)Representations and Warranties. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after giving effect to any applicable grace periods) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due or is mandatorily redeemable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap

Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h)Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), which judgment remains unpaid for a period of thirty (30) days after entry thereof, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party to the Pension Plan, Multiemployer Plan or the PBGC, or
(ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
(j)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder or as a result of satisfaction in full of all Obligations (other than contingent obligations for which no claim has been made) arising under the Loan Documents), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any provision of any Loan Document or it is or becomes unlawful for a Loan Party to perform any of its material obligations under the Loan Documents; or any Collateral Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby (other than (i) pursuant to the terms thereof, including as a result of a transaction not prohibited under this Agreement and (ii) to the extent that any such loss of perfection or priority results from the failure of the Lender to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements), or any Loan Party shall assert the invalidity of such Liens; or
(k)Change of Control. There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.
8.02Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)declare the Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise all rights and remedies available to it under the Loan Documents or Applicable Law or equity;
provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.
8.03Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.12, be applied by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.
ARTICLE IX
CONTINUING GUARANTY
9.01Guaranty.
Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other Applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non- perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than any defense related to the payment or satisfaction in full of the Secured Obligations).
9.02Rights of Lender.
Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and
(d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
9.03Certain Waivers.
Each Guarantor waives: (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.
9.04Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

9.05Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been paid and performed in full and the Commitments are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.
9.06Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 9.06 shall survive termination of this Guaranty.
9.07Stay of Acceleration.
If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.
9.08Condition of Borrower.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
9.09Appointment of Borrower.
Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that: (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf; (b) any notice or Communication delivered by the Lender to the Borrower shall be deemed delivered to each Loan Party; and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

9.10Right of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.
9.11Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 9.11 shall remain in full force and effect until the Secured Obligations have been paid and performed in full. Each Loan Party intends this Section 9.11 to constitute, and this Section 9.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE X
MISCELLANEOUS
10.01Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
10.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other Communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other Communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other Communications expressly permitted hereunder shall be made to the applicable telephone number, address, fax number or e-mail address specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).
Notices and other Communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other Communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other Communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)Electronic Communications.
(i)Notices and other Communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Lender). The Lender or the Borrower may each, in its discretion, agree to accept notices and other

Communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or Communications.
(ii)Unless the Lender otherwise prescribes, (A) notices and other Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other Communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (A) and (B), if such notice or other Communication is not sent during the normal business hours of the recipient, such notice, email or Communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)Change of Address, Etc. Each Loan Party and the Lender may change its address, fax number or telephone number or e-mail address for notices and other Communications hereunder by notice to the other parties hereto.
(d)Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notices of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party; provided that such reliance was in good faith and was not the result of bad faith, gross negligence or willful misconduct on the part of such Person or its Related Parties. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.
10.03No Waiver; Cumulative Remedies; Enforcement.
No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including but not limited to the reasonable fees, charges and disbursements of one outside counsel for the Lender, due diligence expenses and searches of ownership of Intellectual Property, on a periodic basis at the Lender’s discretion, not to exceed more than once per year (absent an Event of Default)), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Lender (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges and disbursements of one outside counsel for all Indemnitees (taken as a whole) and solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party or the Lender shall assert, and each Loan Party and the Lender hereby waives, and acknowledges that no other Person shall have, any claim against any Loan Party or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Loan Parties’ indemnification obligations to the extent set forth in this Section 10.04 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the protections afforded to any Indemnitee pursuant to this sentence shall not be available to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties.

(d)Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor (together with customary backup documentation in reasonable detail supporting such reimbursement request).
(e)Survival. The agreements in this Section 10.04 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.06Successors and Assigns.
This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior written consent. The Lender may sell participations in or assign this loan, in each case, subject to the consent of the Borrower (unless an Event of Default has occurred and is continuing) and may exchange information about the Loan Parties with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
10.07Treatment of Certain Information; Confidentiality.
(a)Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Lender agrees to inform the Borrower promptly in advance thereof prior to such disclosure (other than pursuant to any routine audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority) to the extent not prohibited by law, rule or regulation),
(iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process (in which case, the Lender agrees to inform the Borrower promptly in advance thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.07 or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower and not known to the Lender to have confidentiality obligations to the Borrower or (viii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. For purposes of this Section 10.07, “Information” means all information received from Holdings or any Subsidiary relating to Holdings or any Subsidiary or any of their respective businesses, other than any such information that is available to the

Lender on a nonconfidential basis prior to disclosure by Holdings or any Subsidiary, provided, that, in the case of information received from Holdings or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
(b)Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(c)Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.
10.08Right of Setoff.
If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The rights of the Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have under Applicable Law. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law,
(a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10Integration; Effectiveness.
This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
10.11Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING

ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.13. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.14Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
10.15Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, (a) the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that, in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 10.15, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender and (b) any Subsidiary may pay distributions to holders of its Equity Interests as not otherwise prohibited by this Agreement.

10.16No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower, Holdings and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, Holdings, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrower, Holdings and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower, Holdings and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, Holdings, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower, Holdings, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, Holdings, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, Holdings and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
10.17Electronic Execution; Electronic Records; Counterparts.
This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and the Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Lender, Electronic Signature shall be promptly followed by a manually executed counterpart.

The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic

Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Lender and each Related Party for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18USA PATRIOT Act Notice.
The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow the Lender to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
10.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[END]

Annex B
Amended Exhibits to Credit Agreement

EXHIBIT A
[Form of]
Compliance Certificate

Financial Statement Date: [ ], [ ]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 11, 2022 (as amended, modified, extended, restated, amended and restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) by and among nCino OpCo, Inc., a Delaware corporation (the “Borrower”), nCino, Inc., a Delaware corporation (“Holdings”), the other Guarantors from time to time party thereto, and the Lender.

DATE:	[Date]

The undersigned Responsible Officer of Holdings hereby certifies as of the Financial Statement Date that [he/she] is the [ ] of Holdings, and that, in such capacity and not individually, [he/she] is authorized to execute and deliver this Compliance Certificate to the Lender on behalf of the Borrower and the other Loan Parties, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.The Borrower has delivered the year-end audited financial statements pursuant to Section 6.01(a) of the Credit Agreement for the fiscal year of Holdings ended as of the Financial Statement Date (which such financial statements are attached hereto as Schedule 1) together with a report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.The Borrower has delivered unaudited financial statements pursuant to Section 6.01(b) of the Credit Agreement for the fiscal quarter of Holdings ended as of the Financial Statement Date. Such Consolidated financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted on Schedule [4/5] hereto, and (ii) fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of Holdings and its Subsidiaries in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes.
2.The undersigned has reviewed the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements referred to in Paragraph 1 above. Such review has not disclosed the existence at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor does the undersigned have any knowledge of the existence of any such condition or event as of the date of this Compliance Certificate [except for such conditions or events listed on Schedule 2 attached hereto, in each case, describing the nature and period of existence thereof and what action the Loan Parties have taken, are taking and propose to take with respect thereto].

3.As of the Financial Statement Date, Holdings and its Subsidiaries were in compliance with the financial covenants contained in Section 7.11 of the Credit Agreement as shown on Schedule [2/3] attached hereto (including the details of such calculation).
[Use following paragraph 4 for updated Schedules required with fiscal year-end financial statements]
4.Since the [Closing Date][Second Amendment Effective Date][delivery of the most recent Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement],1 (i) there have been no changes to the information set forth on Schedule 5.19 of the Credit Agreement [other than as set forth on Schedule [3/4] attached hereto] and (ii) there has been no material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof [other than as set forth on Schedule [4/5] attached hereto].
Delivery of an executed counterpart of a signature page of this Compliance Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Compliance Certificate.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

1 Include Closing Date for the first annual Compliance Certificate delivered after the Closing Date and Second Amendment Effective Date for the first annual Compliance Certificate delivered after the Second Amendment Effective Date. Thereafter, use the alternative.

NCINO, INC.,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1 TO
COMPLIANCE CERTIFICATE

Financial Statements

[See attached]

[SCHEDULE 2 TO
COMPLIANCE CERTIFICATE

Default or Event of Default]

SCHEDULE [2/3] TO
COMPLIANCE CERTIFICATE

Financial Covenant Analysis and Information
[See Attached.]

[SCHEDULE 3/4 TO
COMPLIANCE CERTIFICATE

Updates to Schedule 5.19 of the Credit Agreement]

[SCHEDULE 4/5 TO
COMPLIANCE CERTIFICATE

Material Change in Accounting Policies or Financial Reporting Practices]

EXHIBIT C
[Form of]
Loan Notice

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 11, 2022 (as amended, modified, extended, restated, amended and restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) by and among nCino OpCo, Inc., a Delaware corporation (the “Borrower”), nCino, Inc., a Delaware corporation (“Holdings”), the other Guarantors from time to time party thereto, and the Lender

DATE:	[Date][1]

EFFECTIVE DATE:	[Date2]

The undersigned hereby requests the following3:

Revolving Facility

Indicate: Borrowing or conversion or continuation	Indicate: Requested amount[4]	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period

[Use following paragraph for Loan Notice delivered other than in connection with a conversion or continuation]

1 Each such Loan Notice must be received by the Lender not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.
2 All requests submitted under a single Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed. The requested date of the Borrowing, conversion or continuation, as the case may be, shall be a Business Day.
3 For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.
4 Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

The Borrower hereby represents and warrants that the conditions specified in Section 2.01 and 4.02 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension.5

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5 Do not include this paragraph for Loan Notices delivered in connection with a conversion or continuation.

NCINO OPCO, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Loan Notice]

EXHIBIT D
[Form of]
Notice of Loan Prepayment

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 11, 2022 (as amended, modified, extended, restated, amended and restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) by and among nCino OpCo, Inc., a Delaware corporation (the “Borrower”), nCino, Inc., a Delaware corporation (“Holdings”), the other Guarantors from time to time party thereto, and the Lender

DATE:	[Date]

The Borrower hereby notifies the Lender that on [    ]1 pursuant to the terms of Section 2.05 (Prepayments) of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below2:
Revolving Loans

Indicate: Prepayment amount[3]	Indicate: Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Indicate: Interest Period

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

1 Specify date of such prepayment. This notice must be received by the Lender not later than 11:00 a.m. (i) two Business Days prior to any date of prepayment of Term SOFR Loans and (ii) on the date of prepayment of Base Rate Loans.
2 Note to Borrower: Scheduled payments and advances should only be processed by auto debit, wire or to Bank of America’s ACH account (not check or cashier’s check). Unscheduled payments should only be received by wire or DDA transfers (not ACH or check or cashier’s check).
3 Any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

NCINO OPCO, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Solvency Certificate]